Exhibit 99.1

NEWS RELEASE

September 27, 2017	OTCQX: DPDW

DEEP DOWN ANNOUNCES LEADERSHIP CHANGES

HOUSTON, September 27, 2017 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, announced today it has accepted the resignation of Executive Chairman and Chief Financial Officer, Mr. Eugene Butler, effective September 30, 2017. The Company’s Board of Directors has named current Audit Committee Chairman, Mr. Mark Carden, as Chairman of the Board and current Business Manager, Mr. Charles Njuguna, as Chief Financial Officer.

In light of his vast experience, Mr. Butler will continue to provide financial and SEC guidance, in a consulting capacity until December 31, 2018.

Ron Smith, Chief Executive Officer of Deep Down, Inc. stated, "No words can fully express our appreciation for Gene’s contributions to Deep Down. Ever since he arrived at the Company, Gene has always strived to improve the Company, always ensured we operated at the highest financial standards, and his extensive knowledge will be sorely missed. We wish him all the best in his retirement, and are extremely grateful that he will be available to continue providing guidance for our team. He’s been a great partner.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Justin Martin

martin@stonegateinc.com

Stonegate Capital Partners

214.987-4121